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Exhibit 99.1

    Press release announcing resignation of Anat Bird from her positions as President and Chief Executive Officer of each of California Community Bancshares, Inc., and its wholly-owned subsidiary, Placer Sierra Bank, and as Director of California Community Bancshares, Inc. and Chairman of the Board of Directors of each of Placer Sierra Bank and Bank of Orange County.

California Community Bancshares, Inc. Announces
Resignation of President and CEO Anat Bird

    SAN FRANCISCO—November 2, 2001—California Community Bancshares, Inc. (CCB) announced today that the Board of Directors has accepted the resignation of Anat Bird as CCB's President and CEO. Ms. Bird also resigned her post as Chairman, President and CEO of Placer Sierra Bank (PSB), CCB's Northern California subsidiary bank and as Chairman of Bank of Orange County (BOC), CCB's Southern California bank subsidiary.

    "I am proud of my accomplishments at CCB and the wonderful team I have had the privilege to work with," Ms. Bird said. "I arrived at my decision since, in the current economic climate, growth is no longer the main objective for CCB; rather, maintaining the solid foundation that I have helped to create has become paramount. This change of mandate will be effectively implemented by the management team as they continue to execute the company's strategy."

    Richard Decker, Chairman of CCB, indicated, "Anat Bird joined CCB early this year and brought with her expertise in revenue growth and sales culture development. At CCB, she has been focused on building a sales culture throughout the organization, developing new products and growing the company. In response to the changing economic landscape over the last quarter and the tragic events of September 11, CCB is reevaluating its product lines and focusing on preserving the credit quality of its loan portfolios. CCB's strength has always been its outstanding credit quality and our focus now is to preserve and enhance that. We thank her for her many contributions and wish her well in her future endeavors".

    Harvey Ferguson, currently CCB's Chief Administrative Officer, will assume the responsibilities of President and CEO of PSB effective immediately. Mr. Ferguson was previously the Chairman and CEO of Bank of Orange County.

    Robert Haydon will continue to function as Regional President. In addition, Randy Reynoso, currently serving as PSB's Chief Commercial Lending Officer, has been promoted to Chief Operating Officer of PSB. Ronald W. Bachli will return to his previous role of President and CEO of CCB and Chairman of CCB's subsidiary banks.

    "CCB is a $1.2 billion multi-bank holding company. Its two subsidiary banks, Placer Sierra Bank and Bank of Orange County, have solid fundamentals and excellent presence in key banking markets in Northern and Southern California," Harvey Ferguson said. "PSB serves Northern California through a network of 29 branches located in Sacramento and the Eastern Foothills. BOC serves Southern California with 6 branches in Los Angeles and Orange counties. We are dedicated to continuing to provide the highest level of service and product offerings to our customers."

  For additional information, contact:

  Harvey Ferguson
  President and CEO
  Placer Sierra Bank
  (530) 888-1602

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Exhibit 99.1
California Community Bancshares, Inc. Announces Resignation of President and CEO Anat Bird